EXHIBIT 99.1

ACME UNITED CORPORATION            NEWS RELEASE
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                            CONTACT: Paul G. Driscoll
                             Acme United Corporation
                   60 Round Hill Road    Fairfield, CT  06824
                  Phone: (203) 254-6060    FAX: (203) 254-6521
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                                            FOR IMMEDIATE RELEASE April 18, 2008
                                            ------------------------------------

ACME UNITED CORPORATION REPORTS RECORD SALES AND 16% EARNINGS INCREASE FOR FIRST QUARTER

         FAIRFIELD, CONN. - April 18, 2008 - Acme United Corporation (AMEX:ACU) today announced that net sales for the quarter ended March 31, 2008 were $14.3 million, compared to $12.2 million in the comparable period of 2007, an increase of 17% (13% in local currency).

         Net income was $753,000 or $.21 per diluted share for the first quarter ended March 31, 2008 compared to $650,000 or $.17 per diluted share for the comparable period last year, a 16% increase in net income and 24% increase in diluted earnings per share.

         Net sales for the first quarter 2008 in the U.S. segment increased 17% compared to the same period in 2007 due to market share gains in the cutting and first aid product categories. Net sales in Canada in the first quarter of 2008 increased by 8% in U.S. dollars but declined 7% in local currency due to soft demand in the overall office products market. European sales in the first quarter of 2008 increased 18% in U.S. dollars and 4% in local currency compared to the first quarter in 2007.

         Gross margins were 42.0% in the first quarter of 2008 versus 43.6% in the first quarter of 2007. The margin in 2008 declined mainly due to a successful promotion of medication sales which carried a profitable, but lower margin than our other product lines. Gross margins without the promotion would have been 43.0% during the first quarter of 2008.

         Walter C. Johnsen, President and CEO said, "While the retail environment is difficult, we are seeing success with our innovative and new products. We are excited about the prospects of our new school tools, pencil sharpeners, and antimicrobial scissors which begin shipping in the second quarter. Our patented cartridge-based utility knife has had good reception by its initial customers, and we are working to expand placement during the year."

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

         The Company's bank debt less cash on March 31, 2008 was $7.9 million compared to $7.1 million on March 31, 2007. During the 12 month period ended March 31, 2008, Acme purchased 67,600 shares of its common stock for approximately $900,000 under its previously announced repurchase program. As of March 31, 2008, there were 182,400 shares that my be purchased under the outstanding stock repurchase programs.


         ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office and industrial markets.

         Forward-looking statements in this earnings release, included without limitation, statements related to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources. Investors are cautioned that such forward-looking statements involve risks and uncertainties including without limitation the following: (i) the Company's plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company's plans and results of operations will be affected by the Company's ability to manage its growth, and (iii) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission.


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

                             ACME UNITED CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                            FIRST QUARTER REPORT 2008
                                   (unaudited)
                                                        Quarter Ended           Quarter Ended
Amounts in 000's except per share data                 March 31, 2008          March 31, 2007
------------------------------------------------------------------------------------------------

Net sales                                                 $ 14,269                $ 12,241
Cost of Goods Sold                                           8,283                   6,907
Gross profit                                                 5,986                   5,334
Selling, general, and administrative expenses                4,918                   4,158
Income from operations                                       1,068                   1,176
Interest expense                                                96                     154
Other income                                                   186                      27
Pre-Tax income                                               1,158                   1,049
Income tax expense                                             405                     399
Net income                                                     753                     650

     Shares outstanding - Basic                              3,517                   3,525
     Shares outstanding - Diluted                            3,666                   3,725

Earnings per share - basic                                    0.21                    0.18
Earnings per share - diluted                                  0.21                    0.17

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

                             ACME UNITED CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            FIRST QUARTER REPORT 2008
                                   (Unaudited)

Amounts in $000's
-----------------
                                                          March 31, 2008          March 31, 2007
                                                  -------------------------------------------------
Assets
------
Current assets:
     Cash                                                 $     4,815             $     3,386
     Accounts receivable, net                                  12,482                   9,656
     Inventories                                               20,076                  16,223
     Prepaid and other current assets                           1,228                   1,755
                                                  -------------------------------------------------
Total current assets                                           38,601                  31,020

     Property and equipment, net                                2,536                   2,437
     Other assets                                               1,879                     983
                                                  -------------------------------------------------
Total assets                                              $    43,016             $    34,440
                                                  =================================================

Liabilities and stockholders' equity
------------------------------------
Current liabilities
     Accounts payable                                     $     3,912             $     2,589
     Other current liabilities                                  2,903                   2,164
                                                  -------------------------------------------------
Total current liabilities                                       6,815                   4,753

     Long-term debt                                            12,711                  10,463
     Other non-current liabilities                                537                     663
                                                  -------------------------------------------------
Total liabilities                                              20,062                  15,879
Total stockholders' equity                                     22,954                  18,561
                                                  -------------------------------------------------
Total liabilities and stockholders' equity                $    43,016             $    34,440
                                                  =================================================

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